Exhibit 99.1

FOR IMMEDIATE RELEASE:	January 12, 2009

CONTACT:	Craig Wanichek
Director of Investor Relations
Monaco Coach Corporation
(541) 681-8029
craig.wanichek@monacocoach.com

MONACO COACH CORPORATION NOTIFIED BY NYSE OF NON-COMPLIANCE
WITH A CONTINUED LISTING STANDARD

COBURG, OREGON, January 12, 2009 – Monaco Coach Corporation (the “Company” ) (NYSE: MNC) today announced that on January 6, 2009 the Company received a letter from the New York Stock Exchange, or the NYSE, advising it that the Company was not in compliance with NYSE’s continued listing standard applicable to its common stock. That standard requires that a listed common stock maintain an average closing stock price of over $1.00 per share of common stock for 30 consecutive trading days.

Under the NYSE rules, the Company has ten business days or until January 21, 2009, to notify the NYSE of its intent to cure this deficiency.  The Company intends to notify the NYSE of its intent to cure this deficiency. Under the NYSE rules, the Company has six months from the date of the NYSE notice to cure the average price deficiency. If the Company has not cured the deficiency by that date, its common stock would be subject to delisting by the NYSE.

In addition, in the same communication, the NYSE observed that the Company’s average market capitalization over a recent 30 consecutive trading day period was below the NYSE minimum quantitative continued listing criteria of $25 million.  While this would normally be grounds for immediate suspension and delisting, the NYSE has advised the Company that it is continuing to assess the Company’s listing status in connection with this deficiency, and the Company cannot predict whether or when the NYSE may take action with respect to this matter.

Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on various assumptions and events that are beyond the Company’s control and may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “likely,” “should,” “could,” “anticipate,” “intend” or similar terms or variations on those terms or the negative of those terms. The Company bases its forward-looking statements on management expectations. Actual results may differ materially as a result of several factors, including, but not limited to:

•	The Company’s ability to achieve and maintain a share price and average price above $1.00 per share of its common stock at the expiration of the six-month period;

•	Commencement by the NYSE of suspension and delisting procedures for failure to successfully implement a plan to correct non-compliance with the NYSE listing standards;

•	Even if such minimum price is achieved and maintained, the Company’s ability to continue to satisfy the NYSE’s other qualitative and quantitative listing standards for continued listing; and

•	The NYSE’s right to take more immediate listing action in the event that the stock trades at levels that are viewed as “abnormally low” on a sustained basis or based on other qualitative factors.

About Monaco Coach Corporation

Monaco Coach Corporation, a leading national manufacturer of motorized and towable recreational vehicles, is ranked as the number one producer of diesel-powered motorhomes. Dedicated to quality and service, Monaco Coach is a leader in innovative RVs designed to meet the needs of a broad range of customers with varied interests and offers products that appeal to RVers across generations.

Headquartered in Coburg, Oregon, with manufacturing facilities in Oregon and Indiana, the Company offers a variety of RVs, from entry-level priced towables to custom-made luxury models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie, and R-Vision brand names. The Company maintains RV service centers in Harrisburg, Oregon and Wildwood, Florida and operates motorhome-only resorts in California, Florida, Nevada and Michigan.

Monaco Coach Corporation trades on the New York Stock Exchange under the symbol "MNC." For additional information about Monaco Coach Corporation, please visit www.monaco-online.com or www.trail-lite.com.